PURCHASE AGREEMENT

          PURCHASE AGREEMENT, dated October 21, 1998, by and among LogiMetrics, Inc., a Delaware corporation (the "Company"), and the purchasers listed on the signature pages hereto (collectively, the "Purchasers").

                              W I T N E S S E T H:

          WHEREAS, on the terms and subject to the conditions set forth herein, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, $2,666,667 in aggregate principal amount of the Company's Class C 13% Convertible Senior Subordinated Debentures due September 30, 1999 (the "Debentures") convertible into an aggregate of up to 8,602,151 shares of Common Stock, par value $.01 per share (the "Common Stock" and, together with the Debentures, the "Securities"), of the Company, subject to adjustment in certain circumstances (the Debentures to be in substantially the form of Exhibit A hereto);

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound, the parties hereto agree as follow:

                                    Article I

                         Purchase and Sale of Securities

          Section 1.1. Purchase and Sale of Securities. Upon the terms and subject to the conditions of this Agreement, on the date hereof the Company shall issue and sell to the Purchasers, and such Purchasers shall purchase from the Company, $2,666,667 in aggregate principal amount of the Debentures at an aggregate purchase price of $2,000,000 (the "Purchase Price"). The amount of Debentures to be purchased by each Purchaser pursuant to this Section 1.1 and the aggregate Purchase Price allocable to each Purchaser is set forth on Exhibit B attached hereto.

          Section 1.2. Closing. The closing of the transactions  contemplated by
Section 1.1 above (the "Closing") shall take place at the offices of the Company at 10:00 a.m. on the date hereof, or at such other time and place as the parties hereto may mutually agree. The time and date of the Closing is hereinafter referred to as the "Closing Date." At the Closing, the Purchasers shall pay the Purchase Price in immediately available funds by wire transfer to an account previously designated by the Company. In exchange for the payment of the Purchase Price, the Company shall execute, issue and deliver to the Purchasers the Debentures registered in the name of the respective Purchasers as specified in Exhibit B attached hereto.

                                   Article II

                  Representations and Warranties of the Company

        The Company represents and warrants to the Purchasers as follows:

     Section 2.1. Organization and Qualification. Each of the Company and mmTech, Inc. ("mmTech") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would result in a material adverse change in the business, financial condition, results of operations or prospects (financial and other) of the Company and its subsidiaries, taken as a whole (a "Material Adverse Change"). The Company has previously provided to the Purchasers true and complete copies of (i) its Certificate of Incorporation of and all amendments thereto and (ii) its by-laws as currently in effect. Other than mmTech and LogiMetrics FSB, Inc., the Company does not own any material amount of any shares of stock of any corporation or any equity interest in a partnership, joint venture or other business entity, and the Company does not control or have the right (whether or not presently exercisable) to control any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise.

     Section 2.2. Authorization. (a) The Company has the corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement, dated of even date herewith (the "Registration Rights Agreement"), among the Company and the Purchasers and the Debentures (collectively, the
"Transaction Documents") and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The Debentures have been duly authorized and, when issued in accordance with the terms hereof, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company has sufficient authorized and unissued shares of Common Stock reserved for issuance upon the conversion of the Debentures in accordance with their terms. The shares of Common Stock issuable upon the conversion of the Debentures will, when issued in accordance with the terms of the Debentures, be duly authorized, validly issued, fully paid and non-assessable.

     (e) Except as described in Schedule 2.2, the issuance or conversion of the Debentures will not (i) require the Company to issue any shares of its capital stock or any security exercisable for or convertible or exchangeable into shares of its capital stock to any person, or (ii) require any adjustment in the exercise price or number of shares of the Company's capital stock issuable upon the exercise of the Company's outstanding securities.

     Section 2.3. Non-contravention. Except as set forth in Schedule 2.3, neither the execution and delivery of this Agreement and the other Transaction Documents by the Company nor the performance by the Company of its obligations hereunder and thereunder will (i) contravene any provision contained in the Company's Certificate of Incorporation or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any governmental authority, in each case to which the Company is a party or by which it is bound or to which any of its assets or properties are subject,
(iii) result in the creation or imposition of any lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance (collectively, "Encumbrances") on any of the Company's assets or properties, or
(iv) result in the acceleration of, or permit any person to accelerate or declare due and payable prior to its stated maturity, any material obligation of the Company.

     Section 2.4. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby by the Company, except (i) for such consents and approvals as have previously been obtained and are in full force and effect, and (ii) for such filings and registrations as may be required under applicable securities laws. Assuming that the representations and warranties contained in Article III hereof are true and correct in all respects, the offer and sale of the Securities as contemplated hereby does not require registration under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities or "blue sky" laws.

     Section 2.5. Capitalization of the Company. The Company's authorized capital stock consists solely of 100,000,000 authorized shares of Common Stock, of which 28,470,430 shares were issued and outstanding as of the date hereof; and 200 shares of Preferred Stock, par value $.01 per share, of which, 28 shares, designated as Series A 12% Cumulative Convertible Redeemable Preferred Stock, stated value $50,000 per share, were issued and outstanding as of the date hereof. No shares of the Company's capital stock are held as treasury shares. In addition, as of the date hereof 39,428,429 shares of Common Stock were reserved for issuance upon the exercise or conversion of outstanding securities of the Company. Except as set forth on Schedule 2.5, the Company does not have (i) any shares of Common Stock or Preferred Stock reserved for issuance, or (ii) any outstanding option, warrant, right, call or commitment relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, any shares of its capital stock (collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no pre-emptive or other subscription rights with respect to any shares of the Company's capital stock or any securities convertible into or exchangeable for shares of the Company's capital stock and all of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable. All of the Company's outstanding securities were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal securities laws. None of such securities were issued in violation of any pre-emptive or subscription rights of any person.

     Section 2.6. SEC Reports. (a) The Company has made available to the Purchasers true and complete copies of each report, schedule and registration statement, including the exhibits thereto (but excluding exhibits incorporated therein by reference), filed by the Company with the Securities and Exchange Commission (the "Commission") since January 1, 1997, which, except for the filing of an Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, are all the documents that the Company was required to file with the Commission since that date and through the date hereof (all of such documents as amended as of the date hereof collectively, the "SEC Documents"). Schedule 2.6 sets forth a true and complete list of the SEC Documents as of the date hereof. As of their respective dates, the SEC Documents (as amended as of the date hereof) complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission thereunder. As of their respective dates, except to the extent that information contained therein has been revised or superseded by a later filed SEC Document, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.

     Section 2.7. [reserved]

     Section 2.8. Absence of Certain Developments. Except as disclosed in Amendment No. 1 to the Company's Registration Statement on Form SB-2 (File No. 333-51459) filed with the SEC on July 10, 1998 or as disclosed in Schedule 2.8, since March 31, 1998, there has not been any Material Adverse Change. Except for this Agreement and the transactions contemplated hereby, since March 31, 1998 the Company has conducted its business in the ordinary and usual course consistent with past practices.

     Section 2.9. Governmental Authorizations; Licenses; Etc. Except as disclosed in Schedule 2.9, the business of each of the Company and mmTech has been operated in compliance with applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all governmental authorities (excluding Environmental Laws which are specifically covered in Section 2.13 hereof), except for violations which, individually or in the aggregate, would not result in a Material Adverse Change. Except as disclosed in Schedule 2.9, each of the Company and mmTech has all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all governmental authorities, necessary or advisable for the operation of their respective businesses as currently conducted. Except as disclosed in Schedule 2.9, to the Company's best knowledge there is no action, case or proceeding pending or overtly threatened by any governmental authority with respect to (i) any alleged violation by the Company, mmTech or their respective affiliates of any law, rule, regulation, code, ordinance, order, policy or guideline of any governmental authority, or (ii) any alleged failure by the Company, mmTech or their respective affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of its business.

     Section 2.10. Litigation. Except as disclosed in Schedule 2.10, there are no lawsuits, actions, proceedings, claims, orders or investigations pending or, to the Company's best knowledge, overtly threatened against the Company or mmTech (i) relating to the Company, mmTech, their respective businesses or any product alleged to have been manufactured or sold by either of them, (ii) seeking to enjoin the transactions contemplated hereby, or (iii) which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

     Section 2.11. Undisclosed Liabilities. Other than those reflected in the financial statements included in (i) the Company's Annual Report on Form 10-KSB (as amended as of the date hereof), and (ii) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 (each as amended as of the date hereof), there are no material liabilities of the Company or mmTech of any kind or nature whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, which are required to be disclosed on financial statements prepared in accordance with generally accepted accounting principles, other than liabilities incurred in the ordinary course of business consistent with past practices since March 31, 1998.

     Section 2.12. Taxes. Except as disclosed in Schedule 2.12, all federal, state, county, local and foreign tax returns and reports of the Company and mmTech required to be filed have been duly filed. Except as disclosed in
Schedule 2.12, all federal, state, county, local, foreign and any other taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees and other governmental charges with respect to the employees, properties, assets, income or franchises of the Company and mmTech have been paid or duly provided for, or are being contested in good faith by appropriate proceedings as previously disclosed to the Purchaser in writing and adequate reserves therefor have been established pursuant to generally accepted accounting principles, or have arisen after the date hereof in the ordinary course of business.

     Section 2.13. Environmental Matters. Except as disclosed in Schedule 2.13, to the Company's best knowledge (i) the business of each of the Company and mmTech is being conducted in compliance with all applicable Environmental Laws,
(ii) the real property currently owned or operated by the Company or mmTech (including, without limitation, soil, groundwater or surface water on or under the properties and buildings thereon) (the "Affected Property") does not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (iii) neither the Company nor mmTech has received any notice from any governmental authority that the Company or mmTech may be a "potentially responsible party" (as such term is defined under the Comprehensive Environmental Response, Compensation and Control Act, 42 U.S.C. ss. 9601, et seq.) in connection with any waste disposal site or facility used by the Company or mmTech, and (iv) the Company, mmTech and the Affected Property are not presently subject to a suit or judgment arising under any Environmental Law.

     As used herein, "Environmental Laws" means any federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste
Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

     As used herein, "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

     Section 2.14. Proprietary Rights. Except as disclosed in Schedule 2.14, each of the Company and mmTech owns and possesses all right, title and interest in the patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations, copyrights applications, trade names, corporate names, technology, inventions, computer software, data and documentation (including electronic media), product drawings, trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights used in their respective businesses as presently conducted; or owns or possesses permits, licenses or other agreements to or from third parties regarding the foregoing (collectively, the "Proprietary

Rights"). Except as disclosed in Schedule 2.14, to the Company's best knowledge, there is not pending or overtly threatened against the Company or mmTech any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Right. Except as disclosed in Schedule 2.14, to the Company's best knowledge, neither the Company nor mmTech has received any notice of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights.

     Section 2.15. Books and Records. The stock records of the Company fairly and accurately reflect in all material respects the record ownership of all of the outstanding shares of the Company's capital stock. The other books and records of the Company and mmTech, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices.

     Section 2.16. Brokers. No person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby.

     Section 2.17. Use of Proceeds. The Company will use the net proceeds of the sale of the Securities for working capital and general corporate purposes.

     Section 2.18. Absence of Questionable Payments. Neither the Company, mmTech nor any affiliate, director, officer, employee, agent, representative or other person acting on behalf of the Company or mmTech has: (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities to government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

     Section 2.19. Accuracy of Representations. No representation or warranty made by the Company in this Agreement or any document delivered, or to be delivered, by or on behalf of the Company pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Except as disclosed in the SEC Documents or in the Schedules to this Agreement, there is no fact or circumstance that the Company has not disclosed to the Purchasers in writing that the Company presently believes has resulted, or could reasonably be expected to result, in a Material Adverse Change or could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.


                                   Article III

                Representations and Warranties of the Purchasers

     The Purchasers hereby, severally and not jointly, represent and warrant to the Company as follows:

     Section 3.1. Organization. Each Purchaser that is not an individual is either a corporation, limited liability company, general partnership or limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Schedule 3.1 hereto sets forth the type of entity and the jurisdiction of organization for each Purchaser that is not an individual.

     Except as set forth in Schedule 3.1, each of the Purchasers is a "U.S. person" as such term is defined in Section 7701(a)(30) of the Code. Each
Purchaser that is a U.S. person has previously provided the Company with a completed Form W-9 certifying that such Purchaser is not subject to back-up withholding with respect to amounts payable to such Purchaser by the Company. Each Purchaser that is not a U.S. person has previously provided the Company with a completed Form W-8 certifying that such Purchaser is not subject to certain U.S. information return reporting or back-up withholding with respect to amounts payable to such Purchaser by the Company.

     Section 3.2. Authorization. Each Purchaser that is not an individual has the power and authority (corporate, limited liability company, partnership and other) to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate, limited liability company or partnership action. Each Purchaser that is an individual has the capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. Each such individual Purchaser is under no impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit the ability of such Purchaser to perform his or her obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by each Purchaser and constitutes a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms.

     Section 3.3. Access to Information. The Purchasers have received copies of the SEC Documents or have otherwise examined copies of such SEC Documents to the extent they deemed necessary or advisable to evaluate the risks and merits of an investment in the Company. Any Purchaser formed for the purpose of investing in the Securities or the Additional Securities (a "New Purchaser") has provided access to such SEC Documents to each investor in such Purchaser (the "Investors"). In addition, the Purchasers and their respective purchaser representatives, if any, have had an opportunity to ask questions of and receive answers from representatives of the Company concerning the business of the Company, its condition and prospects (financial and other) and the terms and conditions of the offering of the Securities.

     Section 3.4. Accredited Investor. Each Purchaser is an "Accredited Investor" as such term is defined in Rule 501 of the rules and regulations of the Commission promulgated under the Securities Act. No offering or sale of interests in any Purchaser or any other security of such Purchaser was made to any person, other than such "Accredited Investors." Schedule 3.4 hereto sets forth a list of the New Purchasers. Other than such New Purchasers, no Purchaser was formed for the purpose of investing in the Securities.

     Section 3.5. Investment Intent. (a) Each Purchaser is acquiring the Securities for its own account for investment only and not for or with a view to resale or distribution. No Purchaser has entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else the Securities and no Purchaser has any present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

     (b) Each Purchaser has the financial ability to bear the economic risk of losing its entire investment in the Securities, is prepared to bear the economic risk of its investment therein for an indefinite time and can afford to sustain a complete loss of its investment therein.

     (c) The overall commitment of each Purchaser to investments which are not readily marketable is not disproportionate to its net worth, and an investment in the Securities will not cause such overall commitment to become excessive. Each Purchaser's need for diversification in its investment portfolio will not be impaired by an investment in the Company.

     (d) Each Purchaser has adequate means of satisfying its short term needs for cash and has no present need for liquidity which would require it to sell its Securities or any interest therein.

     (e) Each Purchaser has substantial experience in making investment decisions of this type and/or is relying on its own advisors in making this investment decision and, therefore, either alone or together with its advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.

     (f) Each Purchaser understands that the Securities constitute restricted securities within the meaning of Rule 144 promulgated under the Securities Act, and that none of the Securities, or any interest therein, may be sold except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act, and understands the meaning and effect of such restriction.

     (g) Each Purchaser has considered and, to the extent such Purchaser believed such discussion was necessary, discussed with its professional legal, tax and financial advisers the suitability of an investment in the Company for such Purchaser's particular tax and financial situation and each Purchaser has determined that the Securities are a suitable investment for it.

     (h) EACH PURCHASER UNDERSTANDS THAT AN INVESTMENT IN THE SECURITIES BEING PURCHASED BY IT INVOLVES A HIGH DEGREE OF RISK, INCLUDING WITHOUT LIMITATION, RISKS RELATING TO THE COMPANY's HISTORY OF LOSSES, RISKS RELATING TO THE RECENT CHANGE IN THE COMPANY'S BUSINESS FOCUS, RISKS RELATING TO THE COMPANY'S DEPENDENCE UPON THE DEVELOPMENT OF NEW MARKETS OF UNCERTAIN SIZE AND GROWTH PROSPECTS, THE COMPANY's DEFAULTS UNDER SUBSTANTIALLY ALL OF ITS INDEBTEDNESS AND OUTSTANDING PREFERRED STOCK, THE COMPANY'S CONTINUING NEED FOR ADDITIONAL CAPITAL, THE Company's NEED FOR LIQUIDITY, THE EFFECTS OF COMPETITION, THE COMPANY'S RELIANCE ON KEY PERSONNEL, THE COMPANY'S DEPENDENCE ON TECHNOLOGY AND
TECHNOLOGICAL   INNOVATION,   THE  EFFECTS  OF

GOVERNMENT REGULATION OF THE  TELECOMMUNICATIONS  INDUSTRY,  THE RESTRICTIONS ON
TRANSFER OF THE SECURITIES, THE SUBORDINATION PROVISIONS OF THE DEBENTURES, POTENTIAL CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS INVOLVING THE COMPANY AND THE DIRECTORS AND OFFICERS OF THE COMPANY, and RISKS RELATING TO THE SUCCESSFUL EXECUTION OF THE COMPANY'S BUSINESS AND OPERATING STRATEGY.

     (i) Each New Purchaser has received representations and warranties from each Investor in such New Purchaser similar to those contained in this Section 3.5, and such representations and warranties specifically authorize the Company to rely thereon.

     (j) The offer and sale of interests in each New Purchaser to the Investors therein did not require registration under the provisions of the Securities Act or any applicable state securities or "blue sky" laws. Each New Purchaser complied in all material respects with the requirements of applicable state securities or "blue sky" laws with respect to such offer and sale.

     (k) The placement materials used by each New Purchaser or its agents in connection with the offer and sale of interests in such New Purchaser did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made with respect to information regarding the Company and mmTech provided to any such New Purchaser by the Company expressly for use in such placement materials.

     Section 3.6. Financial Resources. Each Purchaser has cash or credit facilities presently available to meet all of its payment obligations hereunder.

     Section 3.7. Brokers. No person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from any Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

     Section 3.8. Accuracy of Representations. No representation or warranty made by the Purchaser in this Agreement or any document delivered, or to be delivered, by it or on its behalf pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   Article IV

                    Restrictions on Transfer; Other Covenants

     Section 4.1. Limited Transferability. The Securities, including, without limitation, the shares of Common Stock issuable upon the conversion of the Debentures (the "Issuable Shares") shall not be transferable except in accordance with the provisions of this Article IV, which provisions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of any of such securities.

     Section 4.2. Restrictive Legend. The Debentures and any certificates representing the Issuable Shares shall (unless otherwise permitted by the provisions of Section 4.4 below) be stamped or otherwise imprinted with the following legend:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND CANNOT BE SOLD OR TRANSFERRED UNLESS AND UNTIL THEY ARE SO REGISTERED OR UNLESS AN EXEMPTION UNDER SUCH ACT OR LAWS IS AVAILABLE. THE TRANSFERABILITY OF THESE SECURITIES IS FURTHER SUBJECT TO THE PROVISIONS OF A PURCHASE AGREEMENT DATED AS OF OCTOBER 21, 1998 AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN.

     For purposes of this Article IV, any references to "Debentures" or "Issuable Shares" shall include any other securities issued in respect of any of such securities.

     Section 4.3.  Restrictions  on Transfer.  (a) Subject to the  provisions of
Section 4.4, the Debentures and the Issuable Shares shall not be transferred, and the Company shall not be required to register any transfer thereof on the books of the Company, unless such transfer is made pursuant to an effective registration statement, in compliance with Rule 144, or pursuant to another exemption under the Securities Act; provided, however, that the Company shall not be required to register any transfer in the event any securities are offered or sold otherwise than pursuant to an effective registration statement or pursuant to Rule 144 unless the Company shall have received an opinion of counsel to the Purchaser wishing to effect such transfer, reasonably satisfactory to the Company, that such transfer does not require registration under the Securities Act or applicable state securities laws. Notwithstanding the foregoing, any Purchaser may freely transfer at any time or from time to time the Debentures and/or the Issuable Shares, or any interest therein, to any other Purchaser or any general partner of such Purchaser, any limited partner of such Purchaser, any other fund, account or other entity managed, directly or indirectly, by any general partner of such Purchaser and the respective subsidiaries and affiliates of any of the foregoing (each, a "Permitted Transferee") without complying with the provisions of this Article IV (a "Permitted Transfer") and the Company shall, or shall cause any registrar or transfer agent to, promptly register any such Permitted Transfer on the books of the Company; provided, however, that in connection with any such Permitted Transfer, the Permitted Transferees shall acknowledge the restrictions on transferability under applicable law and agree in writing to be bound by the provisions of this
Article IV.

     (b) In addition to the restrictions set forth in paragraph (a) above, for a period of 90 days after purchase (the "Restrictive Period"), no Purchaser shall sell, assign, transfer or otherwise dispose of the Securities, or any interest therein (a "Transfer") (other than a Permitted Transfer), without the prior written consent of the Company which may be withheld by the Company in its sole discretion; provided, however, that nothing contained herein shall prohibit any Purchaser from converting a Debenture in accordance with the terms thereof. Subject to the restrictions set forth in paragraph (a) above, from and after the end of the Restrictive Period, a Purchaser may Transfer all or a portion of its Securities, or any interest therein, without the consent of the Company.

     Section 4.4. Registration Rights. The Purchasers shall be entitled to registration rights with respect to the Debenture Shares as set forth in the Registration Rights Agreement.


                                    Article V

                             Right of First Refusal

     Section 5.1. Right of First Refusal. (a) If the Company proposes to obtain additional financing (a "Financing") prior to September 30, 1999 from a third party, the Company shall first give to the Purchasers a notice (an "Offer
Notice") setting forth in reasonable detail the amount, structure and other terms of the proposed Financing. The Purchasers shall thereafter have the exclusive right (the "Refusal Right"), upon written notice given to the Company by the holders of a majority of the outstanding principal amount of the Debentures (the "Majority Holders") no later than ten business days after receipt of the Offer Notice, to provide the Financing to the Company on the terms set forth in the Offer Notice (an "Acceptance Notice"). An Acceptance Notice shall constitute an irrevocable joint and several commitment by the Purchasers executing such Acceptance Notice (the "Accepting Purchasers") to provide the Company with the Financing on the terms specified in the Offer Notice. The obligation to provide the Financing may be allocated among the Accepting Purchasers, or any one or more of them, as the Accepting Purchasers may determine in their sole discretion. The closing of the Financing shall take place on such date, no less than ten and no more than thirty days after the date of the Acceptance Notice, as the Company and the Accepting Holders may agree.

     (b) If the Purchasers do not provide an Acceptance Notice within the ten business-day period set forth in clause (a) above, the Company shall have the right for up to 90 days thereafter to obtain a Financing on the terms specified in the Offer Notice from one or more third parties (including on or more of the Purchasers).

     Section 5.2.  Exceptions.  The Refusal Right  granted to the  Purchasers in
Section 5.1 hereof shall not apply to (i) a Qualifying Offering, (ii) any replacement, renewal, extension, modification or amendment of the Company's current lending facility with North Fork Bank provided, however, that the principal amount of such facility after giving effect thereto shall not exceed $2.8 million, (iii) any trade credit (whether or not evidenced by a note or other instruments), (iv) any receivables financing arrangements, (v) the issuance of securities in connection with the acquisition of the assets or stock of any other business, (vi) the exercise or conversion of any security outstanding on the issuance date of the Debentures,
(vii) the issuance and exercise of awards made from and after the date hereof pursuant to the Company's 1997 Stock Compensation Program (the "Plan"), or
(viii) pursuant to any other plan or arrangement approved by the Company's Board of Directors or the Compensation Committee thereof subject to an aggregate limit of 2,000,000 shares of Common Stock for issuances pursuant to clauses (vii) and
(viii) (subject to adjustment in the circumstances set forth in the Plan or such arrangements).


                                   Article VI

                              Deliveries at Closing

     Section 6.1. Deliveries by the Company. At the Closing, the Company shall deliver to the Purchasers the following in form and substance reasonably satisfactory to the Purchasers' counsel:

     (a) a certificate of the President or a Vice President of the Company, dated the Closing Date, to the effect that (i) the person signing such certificate is familiar with this Agreement, (ii) all representations and warranties made by the Company in this Agreement are true, correct and complete in all material respects as of the Closing, (iii) the Company has duly performed or complied with, in all material respects, all of the covenants, obligations and agreements to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing, and (iv) except as disclosed pursuant to this Agreement, there has been no Material Adverse Change or prospective change which could reasonably be expected to result in a Material Adverse Change since March 31, 1998;

     (b) a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related thereto and covering such other matters as the Purchasers may reasonably request;

     (c) a certified copy of the resolutions of the Company's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

     (d) an executed counterpart of the Registration Rights Agreement;

     (e) the Debentures, duly executed, issued and delivered by the Company and registered in the names of the Purchasers as they may specify;

         (f) an executed counterpart of the Stock Purchase Agreement, dated of even date herewith (the "Stock Purchase Agreement") among Charles S. Brand and the Purchaser;

     (g) executed  undertaking letters from each of Francisco A. Garcia,  Norman
M. Phipps and Kenneth C. Thompson; and

     (h) such other documents or instruments as the Purchasers reasonably request to effect the transactions contemplated hereby.

     Section 6.2. Deliveries by the Purchasers. At the Closing, the Purchasers shall deliver to the Company the following in form and substance reasonably satisfactory to the Company's counsel:

     (a) evidence that the Purchase Price has been paid in full;

     (b) an executed counterpart of the Registration Rights Agreement;

     (c) an executed counterpart of the Stock Purchase Agreement; and

     (d) such other documents or instruments as the Company reasonably requests to effect the transactions contemplated hereby.


                                   ARTICLE VII

                         Survival, Amendment and Waiver

     Section 7.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement or any certificate delivered in connection herewith shall survive the Closing, and shall apply with respect to claims asserted in writing within one year thereof. The provisions of this Section 7.1 shall not limit any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the applicable Closing.

     Section 7.2.  Amendments.  This Agreement (including the provisions of this
Section 7.2) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties affected by such amendment or modification.

     Section 7.3. Extension; Waiver. The parties hereto may (i) extend the time for performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of the other parties hereto or satisfaction of any of the conditions to such party's obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                  Miscellaneous

     Section 8.1. Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission upon receipt of a confirmed transmission report, as follows:

If to the Company:                  50 Orville Drive
                                    Bohemia, New York 11716
                                    Tel:  (516) 784-4110
                                    Fax:  (516) 784-4132
                                    Attention:  Chief Executive Officer

and if to the other parties at the address or facsimile transmission number specified below its name on the signature pages hereto (or, in the case of Persons who become parties hereto subsequently, at their last addresses or facsimile transmission numbers shown on the record books of the Company). Any party hereto, by notice given to the other parties hereto in accordance with this Section 8.1 may change the address or facsimile transmission number to which such notice or other communications are to be sent to such party.

     Section 8.2. Expenses. The Company shall pay its own expenses incident to this Agreement and the transactions contemplated herein. The Company shall be responsible for and shall pay at the Closing the fees and disbursements of counsel to the Purchasers incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the closing of the transactions contemplated hereby and thereby.

     Section 8.3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 8.4. Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided, however, that any Purchaser may assign this Agreement (or any interest herein) to one or more Permitted Transferees so long as such Purchaser also assigns to such Permitted Transferees its rights and obligations under the other Transaction Documents to which it is a party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

     Section 8.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

     Section 8.6. Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 8.7. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and supersede all previous written, oral or implied understandings among them with respect to such matters, including, without limitation, the term sheet, dated October 16, 1998.

     Section 8.8. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

     Section 8.9. No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.


                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                LOGIMETRICS, INC.



                                By:  /s/Norman M. Phipps
                                     ________________________
                                     Name:  Norman M. Phipps
                                     Title: President




                                    /s/Steven Dinetz
                                    _____________________________
                                    Steven Dinetz


                                    1034 Skyland Drive
                                    Zephyr Cove, Nevada 89448
                                    Tel: (702) 588-0343
                                    (702) 588-1433


                                     /s/Gerald B. Cramer
                                     ____________________________
                                     Gerald B. Cramer

                                     520 Madison Avenue
                                     New York, New York 10022
                                     Tel:  (212) 838-3830
                                     Fax:  (212) 644-8291

                                     /s/Edward J. Rosenthal
                                     ____________________________
                                     Edward J. Rosenthal, Keogh

                                     520 Madison Avenue
                                     New York, New York 10022
                                     Tel:  (212) 838-3830
                                     Fax:  (212) 644-8291

                                     CRM 1998 ENTERPRISE FUND, LLC

                                     By: Cramer Rosenthal McGlynn, Inc.,
                                         Its Managing Member



                                     By:  /s/Eugene A. Trainor
                                          ______________________________
                                          Name: Eugene A. Trainor, III
                                          Title: Chief Financial Officer

                                          520 Madison Avenue
                                          New York, New York 10022
                                          Tel:  (212) 838-3830
                                          Fax:  (212) 644-8291


                                      A.C. ISRAEL ENTERPRISES, INC.



                                      By:  /s/Jay Howard
                                          _________________________
                                          Name:  Jay Howard
                                          Title:

                                      520 Madison Avenue
                                      New York, New York 10022
                                      Tel:  (212) 838-3830
                                      Fax:  (212) 644-8291

                                       CRM-EFO PARTNERS, L.P.

                                       By:  CRM-EFO Investments, LLC,
                                            Its General Partner

                                       By:  CRM Management, Inc.,
                                            Its Managing Member



                                       By:  /s/Eugene A. Trainor
                                            _________________________
                                            Name: Eugene A. Trainor, III
                                            Title:

                                       520 Madison Avenue
                                       New York, New York 10022
                                       Tel:  (212) 838-3830
                                       Fax:  (212) 644-8291




                                       _______________________________
                                       Richard S. Fuld, Jr.

                                       By: Cramer Rosenthal McGlynn, Inc.,
                                           Attorney-in-Fact



                                       By:  /s/Eugene A. Trainor
                                            _______________________________
                                            Name:  Eugene A. Trainor, III
                                            Title:  Chief Financial Officer

                                       520 Madison Avenue
                                       New York, New York 10022
                                       Tel:  (212) 838-3830
                                       Fax:  (212) 644-8291

                                       PAMELA EQUITIES CORP.



                                       By:  /s/Gregory Manocherian
                                            _______________________________
                                            Name:  Gregory Manocherian
                                            Title: Vice President

                                       3 New York Plaza
                                       18th Floor
                                       New York, New York 10004
                                       Tel: (212) 837-4829
                                       Fax: (212) 837-4938

                                       WHITEHALL PROPERTIES, LLC



                                       By:  /s/Gregory Manocherian
                                            ________________________
                                            Name:  Gregory Manocherian
                                            Title: Manager

                                       3 New York Plaza
                                       18th Floor
                                       New York, New York 10004
                                       Tel: (212) 837-4829
                                       Fax: (212) 837-4938


                                       KABUKI PARTNERS ADP, GP



                                       By:  /s/Gregory Manocherian
                                            __________________________
                                            Name:  Gregory Manocherian
                                            Title: General Partner

                                       3 New York Plaza
                                       18th Floor
                                       New York, New York 10004
                                       Tel: (212) 837-4829
                                       Fax: (212) 837-4938

                                       McGLYNN FAMILY PARTNERSHIP



                                       By:  /s/Ronald H. McGlynn
          `                                 _______________________________
                                            Name:  Ronald H. McGlynn
                                            Title:  General Partner

                                       520 Madison Avenue
                                       New York, New York 10022
                                       Tel:  (212) 838-3830
                                       Fax:  (212) 644-8291



                                       /s/Fred M. Filoon
                                       ______________________________________
                                       Fred M. Filoon

                                       520 Madison Avenue
                                       New York, New York 10022
                                       Tel:  (212) 838-3830
                                       Fax:  (212) 644-8291



                                       /s/Eugene A. Trainor
                                        ______________________________________
                                        Eugene A. Trainor, III

                                       520 Madison Avenue
                                       New York, New York 10022
                                       Tel:  (212) 838-3830
                                       Fax:  (212) 644-8291



                                       /s/Charles S. Brand
                                       ______________________________________
                                       Charles S. Brand

                                       20 Meridian Way
                                       Eatontown, New Jersey 07724
                                       Tel: (732) 935-7150
                                       Fax: (732) 935-7151

                                                                      EXHIBIT A


                                FORM OF DEBENTURE

                                                                       EXHIBIT B


                  LIST OF PURCHASERS AND ALLOCATION OF PURCHASE


Name of Purchaser                   Purchase Price              Principal Amount
                                                                 of Debentures

Gerald B. Cramer                      $181,976.00                  $242,634.66
A.C. Israel Enterprises, Inc.          181,976.00                   242,634.66
CRM 1998 Enterprise Fund, LLC          494,975.00                   659,966.66
L.A.D. Equity Partners, L.P.            54,591.00                    72,788.00
CRM-EFO Partners, L.P.                  45,494.00                    60,658.67
Richard S. Fuld, Jr.                    27,297.00                    36,396.00
McGlynn Family Partnership              18,197.00                    24,262.67
Edward J. Rosenthal, Keogh              18,197.00                    24,262.67
Fred M. Filoon                          18,197.00                    24,262.67
Eugene A. Trainor, III                   9,100.00                    12,133.34
Kabuki Partners ADP, GP                112,500.00                   150,000.00
Pamela Equities Corp.                  198,750.00                   265,000.00
Whitehall Properties, LLC              138,750.00                   185,000.00
Charles S. Brand                       500,000.00                   666,667.00
                                       ----------                   ----------

Total                               $2,000,000.00                $2,666,667.00
                                    =============                =============